Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP FOUR TIMES SQUARE NEW YORK 10036-6522 TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com	FIRM/AFFILIATE OFFICES BOSTON CHICAGO HOUSTON LOS ANGELES PALO ALTO WASHINGTON, D.C. WILMINGTON
May 29, 2013	BEIJING BRUSSELS FRANKFURT HONG KONG LONDON MOSCOW MUNICH PARIS SÃO PAULO SHANGHAI SINGAPORE SYDNEY TOKYO TORONTO VIENNA

BankUnited, Inc.

14817 Oak Lane

Miami Lakes, FL 33016

Re:                             BankUnited, Inc.

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to BankUnited, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 of the Company (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”), on the date hereof, relating to the registration by the Company of 9,431 restricted shares (the “Restricted Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), that have been issued pursuant to the Employment Inducement Award Agreements (as defined herein).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:  (i) the Registration Statement in the form to be filed with the Commission on the date hereof; (ii) the Amended and Restated Certificate of Incorporation of the Company, as amended to the date hereof and currently in effect, certified by the Secretary of State of the State of Delaware; (iii) the Amended and Restated By-Laws of the Company, as currently in effect, certified by Leslie Lunak, Chief Financial Officer of the Company; (iv) each of the employment inducement award agreements listed on Schedule I hereto (collectively, the “Employment Inducement Award Agreements”); (v) certain resolutions of the Board of Directors of the Company or the

Compensation Committee thereof, relating to the Employment Inducement Award Agreements, the Restricted Shares and related matters; and (vi) a specimen certificate representing the Common Stock. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

We do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Delaware, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Restricted Shares have been duly authorized by the Company and, when the Restricted Shares are issued to the participants in accordance with the terms and conditions of the applicable Employment Inducement Award Agreement for the consideration stated therein in an amount at least equal to the par value of such Restricted Shares, the Restricted Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP

Schedule I

Restricted Shares Award Agreement by and between BankUnited, Inc. and Elizabeth Claisse dated May 23, 2013

Restricted Shares Award Agreement by and between BankUnited, Inc. and Juan P. Esterripa dated May 23, 2013

Restricted Shares Award Agreement by and between BankUnited, Inc. and Jeffrey Fliegel dated May 23, 2013